Exhibit 99.1

Manitex International, Inc. Announces Sale of CVS Subsidiary

Net Proceeds of $19 Million Slated for Debt Reduction

BRIDGEVIEW, IL , December 27, 2016 — Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of cranes and specialized equipment, today announced that it has sold its CVS Ferrari, S.r.l. (“CVS”) subsidiary to two Italian companies BP S.r.l. and NEIP III S.p.A., (collectively the “Purchasers”) for $5 million in cash, and the assumption of $14 million of net CVS debt. CVS was originally acquired by Manitex in July 2011 for consideration of $4 million in cash, and the assumption of $1 million in CVS debt. Trailing 12 months (TTM) revenue and EBITDA for CVS were approximately $50 million and $2 million, respectively, at the time of sale. The Purchasers, based in Italy, are privately-held manufacturers and service providers for terminal handling equipment provided around the world. As part of the transaction, Manitex retained the operations of CVS’s Valla division, which offers a full range of electric precision pick and carry cranes. The transaction closed December 22, 2016.

Additionally, Manitex had previously disclosed the sale of the CVS’s terminal tractor product line to a related party which occurred March 3, 2016 and yielded cash proceeds of $3 million (inclusive of VAT), and resulted in a gain of $2 million.

David J. Langevin, Chairman and CEO of Manitex, commented, “The divestiture of CVS is another important step forward in our corporate program to focus our resources on our higher margin core lifting businesses and to reduce the Company’s indebtedness which remain our top corporate priorities heading into 2017. CVS is a solid strategic fit with the Purchasers and this transaction should be of substantial benefit to all parties. We are deeply appreciative of the efforts of the entire CVS team and are confident that Purchasers will be an excellent owners and operators of this business.”

In connection with the closing of the transaction Manitex expects to record in its fourth quarter and year end 2016 results certain allocated non-cash charges for goodwill and intangible assets relating to the disposal of a portion of its CVS segment, which are expected to be approximately $7 to $8 million in aggregate.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, container handling equipment and reach stackers, and other related equipment. Our products, which are manufactured in facilities located in the USA and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Badger, Sabre, and Valla. ASV, our Joint Venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (Earnings Before Interest, Taxes, and Depreciation and Amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability.

The Company’s management believes that EBITDA represents a key operating metric for its business. Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of the underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP Net Income is available in the Company’s SEC filings at www.sec.gov.

Contact:

Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Darrow Associates, Inc. Peter Seltzberg, Managing Director Investor Relations (516) 510-8768 pseltzberg@darrowir.com